UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/05/2011

WARREN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33275

MD	11-3024080
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, NY 10036
(Address of principal executive offices, including zip code)

(212) 697-9660
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of April 6, 2011, Kenneth A. Gobble, Senior Vice President-Exploration and Production of Warren Resources, Inc. (the "Company"), resigned all of his positions as an officer of the Company and his positions as an officer of various subsidiaries of the Company, including as President and Chief Operating Officer of Warren E&P, Inc., and his employment relationship was terminated.

In connection with his departure, the Company and Mr. Gobble entered into a General Release and Severance Agreement effective on and as of April 6, 2011 ("Severance Agreement"). The Severance Agreement provides, among other things, that in lieu of any and all benefits or payments otherwise provided under his employment agreement, Mr. Gobble will receive a cash payment of $99,261.75, representing 4 and one-half months of his current base salary. At Mr. Gobble's request, such severance amount shall be paid in nine equal bi-weekly installments of $11,029.08. The Company has also retained Mr. Gobble as a consultant and independent contractor for a period of twelve months, expiring on or about April 6, 2012, to perform such services as may be reasonably requested in writing by the Company related to oil and gas exploration, development, drilling and production in the areas in which the Company currently owns oil and gas properties. In order to assure Mr. Gobble's availability during the consulting period, the Company has agreed to pay him a non-refundable, fully-earned retainer (even if he does not provide any services) in the amount of $2,800 per month for up to ten (10) hours per month at the rate of $280 per hour. Additionally, Mr. Gobble's outstanding unvested stock options will vest ratably during the one year consulting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC.

Date: April 05, 2011	By:	/s/ Norman F. Swanton
Norman F. Swanton
Chairman and Chief Executive Officer